Exhibit 10.85

                          AGREEMENT and PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is dated February 10, 2004, between Headwaters Incorporated, a Delaware corporation ("Parent"), ISG Liberty, Inc. a Utah corporation ("Purchaser"), VFL Technology Corporation, a Pennsylvania corporation ("Company"), Richard W. Patton, an individual residing in Florida ("Patton") and Louis M. Ruggiano, an individual residing in Florida ("Ruggiano"). Patton and Ruggiano shall be collectively referred to herein as the "Equityholders". The Purchaser, the Parent and the Equityholders may be individually referred to as a "Party" or collectively as the "Parties".

                                    RECITALS

         WHEREAS, the respective boards of directors of each of Parent, the Purchaser and the Company have approved this Agreement, pursuant to which the Purchaser will merge with and into the Company (the "Merger").

         WHEREAS, the Equityholders have, as sole shareholders of the Company, each approved this Agreement.

         WHEREAS, the issued and outstanding shares of capital stock of the Company shall be referred to collectively herein as the "Common Shares" and individually as a "Common Share".

         WHEREAS, the Parent, the Purchaser, the Company and the Equityholders desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         WHEREAS, unless otherwise defined in this Agreement, the capitalized terms used in this Agreement have the meanings given in Article 9 below. References to any section in this Agreement shall be in reference to the Article and then the Section (or subsection) within the Article (for example reference to Section 1.2.1 shall mean Article 1, Section 2, subsection 1).

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth herein, intending to be legally bound.

                                    ARTICLE 1

1. THE MERGER, EFFECT OF THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Utah Revised Business Corporation Act (the "URBC") and the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), the Purchaser shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Purchaser and the Company in accordance with the URBC and the PBCL.

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         1.2. Closing. The closing (the "Closing") of the Merger shall take place at 10:00 a.m. on a date to be specified by the Parties, which date shall be no earlier than the second business day and no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at Closing) at the offices of the Company in West Chester, Pennsylvania, unless another date, time or place is agreed to in writing by the Parties (the "Closing Date").

         1.3. Effective Time. The Merger shall become effective (the "Effective Time") when a Certificate of Merger and the Articles of Merger (collectively, the "Merger Filings"), executed in accordance with the relevant provisions of the URBC and the PBCL, are duly filed with the Division of Corporations and Commercial Code of the State of Utah and the Secretary of State of the Commonwealth of Pennsylvania, or at such other time as the Purchaser and the Company shall agree should be specified in the Merger Filings. The Merger Filings shall be made contemporaneously with or as promptly as practicable after the Closing.

         1.4. Effects of the Merger. The Merger shall have the effects set forth in the URBC and the PBCL.

         1.5. Articles of Incorporation and Bylaws; Officers and Directors.

                  1.5.1. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  1.5.2. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, by the Articles of Incorporation of the Surviving Corporation or by applicable law.

                  1.5.3. The directors of the Company shall resign at and as of the Effective Time and the directors of the Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

                  1.5.4. The officers of the Company shall resign at and as of the Effective Time and the officers of the Purchaser immediately prior to the Effective Time shall become the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

         1.6. Effect of the Merger on the Stock of the Company; Exchange of Certificates.

                  1.6.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Purchaser, the Company or the Equityholders, each of the following shall occur:

                  1.6.2 Common Stock. Each share of the Common Stock of the Company (each a "Common Share") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following (collectively, the "Merger Consideration"): (i) an amount equal to $5,000 in cash per share or $2,000,000 in the aggregate all of which is allocated to the purchase of the fixed assets of the Company as partial payment therefore (the "Cash Payment"), plus

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         (ii) $32,500 per share or $13,000,000 in the aggregate payable in accordance with the terms of the promissory note (the "Initial Note") attached hereto as Exhibit A, secured by a pledge to the Equityholders of all New Shares (as defined hereinbelow) of the Company under a stock pledge agreement in the form attached hereto as Exhibit B (the "Stock Pledge Agreement"), plus (iii) $7,500 per share or $3,000,000 in the aggregate payable in accordance with the terms of the promissory note (the "Secured Note") attached hereto as Exhibit C, secured by an irrevocable letter of credit in the form attached hereto as Exhibit D (the "Letter of Credit"), plus (iv) $7,500 per share or $3,000,000 in the aggregate payable in accordance with the terms of the promissory note (the "Unsecured Note") attached hereto as Exhibit E, plus (v) the Estimated Tax Payment payable in accordance with Section 8.5. At the Effective Time, (a) all Common Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and (b) each certificate formerly representing a Common Share shall thereafter cease to have any rights with respect to the Common Shares, except as provided herein or by law.

                  1.6.3 Capital Stock of the Purchaser. Each issued and outstanding share of capital stock of the Purchaser, immediately prior to the Effective Time, shall be converted into one share of Common Stock of the Surviving Corporation (collectively, the "New Shares").

                  1.6.4 Exchange Procedure1.6.1. . Promptly after the Effective Time each Equityholder shall surrender his Common Shares to the Parent and shall receive in exchange therefor the Merger Consideration.

         1.7. Post Closing Adjustment.

                  1.7.1. The Merger Consideration will increase or decrease, on a dollar-for-dollar basis, by the amount by which the working capital of the Company calculated solely for purposes of this Section 1.7 in accordance with the formula attached hereto as Exhibit F (the "Adjusted Working Capital"), exceeds or is less than, respectively, three million four hundred thousand dollars ($3,400,000) calculated as of the Closing Date.

                  1.7.2. Within sixty days of the Closing Date, the Equityholders will provide the Company with a calculation of the Adjusted Working Capital indicating whether an adjustment is due pursuant to Section 1.7.1 (the "Calculation"). If the Company, within thirty days of receiving the Calculation, disagrees with the Calculation, then the Equityholders and the Company will promptly engage an independent accounting firm to review the Calculation as of the Closing in accordance with GAAP, consistently applied. Within forty-five (45) days after the matter is referred to the accounting firm, the accounting firm will prepare and deliver a report to the Parties which will detail whether a Merger Consideration adjustment is necessary. The report will be final and binding on the Parties, absent fraud or clear error.

                  1.7.3. If the Company agrees with the Calculation, then within twenty (20) days after delivery of the Calculation: (i) if the Calculation indicates that an upward adjustment is appropriate, the Company will deliver to the Equityholders, on a pro-rata basis, cash in the amount of the indicated adjustment; or (ii) if the Calculation indicates that a downward adjustment is appropriate, the Unsecured Note shall be reduced in the amount of the indicated adjustment by applying

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         the reduction to the principal payment(s) in inverse order of maturity.
         If the Company disagrees with the Calculation then, within twenty (20) days after delivery of the report by the independent accounting firm, referred to in Section 1.7.2: (i) if the report indicates that an upward adjustment is appropriate, the Company will deliver to the Equityholders, on a pro-rata basis, cash in the amount of the adjustment specified in the report, absent fraud or clear error; or
         (ii) if the report indicates that an downward adjustment is appropriate, the Promissory Note shall be reduced as aforesaid in the amount of the adjustment specified in the report, absent fraud or clear error.

                                    ARTICLE 2

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE EQUITYHOLDERS

         The Equityholders and the Company hereby represent and warrant to the Purchaser as follows:

         2.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Pennsylvania and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a Material Adverse Effect on the business or condition of the Company and (ii) could not be reasonably expected to have a Material Adverse Effect on the validity or enforceability of this Agreement or any other agreement to which it is a party or on the ability of the Equityholders or the Company to perform their obligations hereunder or thereunder. The Company has delivered to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable charter or enabling documents) of the Company, including all amendments thereto effected through the Closing Date.
Section 2.1 of the Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which the Company is qualified to do business.

         2.2. Capital Stock. The Common Shares consists of the following number of shares of capital stock: 240 shares of common stock, par value $1.00 per share owned by Patton; and 160 shares of common stock, par value $1.00 per share owned by Ruggiano. The Common Shares constitute all of the issued and outstanding shares of capital stock of the Company. The shares of Common Shares are validly issued, fully paid and non-assessable, issued in compliance with all applicable Laws and no additional shares of capital stock have been reserved for issuance. There are no outstanding Options with respect to the stock of the Company or agreements, arrangements or understandings to issue any Options with respect to the stock of the Company, nor are there any preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the capital stock of the Company. The Equityholders are the record and beneficial owners of all of the Common Shares, free and clear of all Liens. From and after the Closing, neither the Equityholders nor any other Person (other than the Purchaser) will have any rights whatsoever with respect to the Common Shares or to any other securities, or incidents of ownership, of or in the Company.

         2.3. Authority Relative to this Agreement. The Company and the Equityholders have full authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Equityholders and constitutes the legal, valid and binding obligations of the Company and the Equityholders, enforceable against them in accordance with its terms.

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         2.4. Subsidiaries; Company; Business. Section 2.4 of the Disclosure
Schedule lists all lines of business in which the Company is participating or engaged or has participated or engaged in the preceding three years. The name of each director and officer of the Company, and the position with the Company held by each, are listed in Section 2.4 of the Disclosure Schedule. Except as set forth in Section 2.4 of the Disclosure Schedule, the Company holds no equity, partnership, joint venture or other interest in any Person.

         2.5. No Conflicts. The execution and delivery by the Company and by the Equityholders of this Agreement does not, and the consummation of the transactions contemplated hereby will not:

                  2.5.1. conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable charter or enabling documents) of the Company;

                  2.5.2. subject to obtaining the consents, approvals and actions, making the filings and giving the notices referred to in
         Section 2.6 below or disclosed in Section 2.6 of the Disclosure Schedule, if any, conflict with or result in a violation or breach of any term or provision of any Laws or Order applicable to any of the Equityholders or to the Company, or any of their Assets; or

                  2.5.3. except as disclosed in Section 2.5 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require any of the Equityholders or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Company or any of its Assets under, any Contract or License to which the Equityholders or the Company is a party or by which any of their respective Assets is bound.

         2.6. Governmental Approvals and Filings. Except as disclosed in Section
2.6 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Equityholders or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of transactions contemplated herein.

         2.7. Books and Records. The minute books and other similar records of the Company to be provided to Purchaser upon execution of this Agreement contain a true and complete record, in all material respects, of all action taken by the stockholders, the board of directors and committees of the boards of directors (or other similar governing entities) of the Company.

         2.8. Financial Statements; Internal Controls; Execution of Certifications.

                  2.8.1. The Equityholders have caused the Company to furnish to Purchaser true and complete copies of (i) the audited balance sheets of the Company for the periods ending as at December 31, 2000, 2001 and 2002 and the audited income statements and statements of cash flow for the annual periods then ended, together with the audit reports thereon of Joseph M. Cahill, Ltd., independent public accountants (ii) unaudited balance sheet as at November 30, 2003 and unaudited income statement and statements of cash flow for the 11-month period then ended certified as true and correct by the chief financial officer of the Company and the Equityholders. All of these statements, opinions, etc. (collectively referred to herein as the "Financial Statements") are in accordance with the Books and Records of the Company and fairly present the financial position of the Company as of the dates thereof, for the periods covered thereby and the results of operations and cash flows of the Company for the periods set forth therein, all in conformity with GAAP, consistently applied. The Company has no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Financial Statements under GAAP) (collectively, "Liabilities") not reflected on or adequately reserved against in the Financial Statements or the accompanying notes thereto, except for (i) Liabilities incurred in the ordinary course of business since the date of the Financial Statements which are usual and normal in amount, and
         (ii) Liabilities which would not be required under GAAP to be set forth on or reserved against in the Financial Statement or a consolidated balance sheet of the Company as of the date hereof, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  2.8.2. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  2.8.3. No officer, director, or employee of the Company or any Subsidiary has ever refused to execute any certification, of any nature whatsoever, required by law, or requested by any accounting, banking, financial or legal firm or entity.

         2.9. Absence of Changes. Since December 31, 2002, there has not been any Material Adverse Change or any event or development, which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Change, in the business or condition of the Company and/or the Assets. In addition, except as expressly contemplated hereby and except as disclosed in the Financial Statements or in Section 2.9 of the Disclosure Schedule, there has not occurred since December 31, 2002:

                  2.9.1. any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or other equity interests) of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock (or other equity interests) of the Company;

                  2.9.2. any authorization, issuance, sale or other disposition by the Company of any shares of its capital stock (or other equity interests), or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other equity interests) of the Company;

                  2.9.3. any increase in salary, rate of commissions or rate of consulting fees of any employee or consultant of the Company; (ii) any payment of consideration of any nature whatsoever (other than salary, commissions or consulting fees paid to any employee or consultant of the Company) to any officer, director, stockholder, employee or consultant of the Company; (iii) any establishment or modification of
         (A) targets, goals, pools or similar provisions under any Benefit Plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment contract or other employee compensation arrangement; or (iv) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan;

                  2.9.4. incurrences by the Company of (i) Indebtedness or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company;

                  2.9.5. any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets of the Company in an aggregate amount exceeding $25,000;

                  2.9.6. any write-off or write-down of or any determination to write off or write down any of the Assets of the Company;

                  2.9.7. any purchase of any Assets of any Person or disposition of, or incurrence of a Lien on, any Company Assets, other than acquisitions or dispositions of inventory in the ordinary course of business by the Company consistent with past practice;

                  2.9.8. other than in the ordinary course of business (and in each such case disclosed to the Purchaser), any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 2.18.1, (ii) any License held by the Company, or
         (iii) any intellectual property rights owned by the Company;

                  2.9.9. any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in an aggregate amount exceeding $25,000;

                  2.9.10. any commencement, termination or change by the Company of any line of business;

                  2.9.11. any transaction by the Company with any of its officers, directors, stockholders or Affiliates, other than pursuant to a Contract or arrangement in effect on December 31, 2002 and disclosed to Purchaser pursuant to Section 2.18.A or other than pursuant to any Contract of employment and listed pursuant to Section 2.18.A of the Disclosure Schedule;

                  2.9.12. any entering into of an agreement to do or engage in any of the foregoing, including without limitation with respect to any merger, sale of substantially all assets or other business combination not otherwise restricted by the foregoing paragraphs; or

                  2.9.13. any change in the accounting methods or procedures of the Company.

         2.10. No Undisclosed Liabilities. Except as disclosed in Section 2.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in Financial

Statements in accordance with GAAP), except for those which individually or in the aggregate (i) have been reflected in the Current Balance Sheet, or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, and there are no Liabilities relating to or affecting the Company or any of its Assets.

         2.11. Taxes. Except as set forth on Section 2.11 of the Disclosure
Schedule:

                  2.11.1. The Company has duly filed (or has had filed on its behalf) all Tax Returns required to be filed under applicable laws and regulations by or with respect to the Company. All such Tax Returns (i) were prepared in the manner required by applicable law; (ii) are in compliance with applicable laws and regulations and are, to the best knowledge of the Company and the Equityholders, true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of the Company. No claim (including a notice of inquiry or commencement of an audit) has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. No extension of time with respect to any date on which a Tax Return was or is to be filed by, or related to, the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. The Company has not granted a power of attorney to any person with respect to any Taxable Period.

                  2.11.2. The Company has complied in all respects with the provisions of the Code relating to the withholding and payment of Taxes, and has, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld from employees, independent contractors, creditors, stockholders, or other third parties except where noncompliance would not result, individually or in the aggregate, in any material liability.

                  2.11.3. The Company has paid, or caused to be paid, all Taxes due by, or related to, the Company, whether or not shown (or required to be shown) on a Tax Return. All assessments of Tax made against the Company have been paid when due.

                  2.11.4. The Financial Statements reflect an adequate reserve for the payment of all Taxes due and payable by the Company for all Taxable Periods through the date of such Financial Statements. There are no Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining adequate reserves.

                  2.11.5. Since the date of the Financial Statements the Company has not: (i) incurred any liability for Taxes other than Taxes arising in the ordinary course of business; or (ii) incurred any liability for Taxes that would result in a material decrease in the net worth of the Company.

                  2.11.6. None of the Tax Returns of, or related to, the Company have been or are currently being examined by the IRS or relevant state, local or foreign taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or, to the Company's and the Equityholders' knowledge, pending nor has the Company received a revenue agent's or similar report asserting a tax deficiency. There are no threatened actions, suits, proceedings, investigations, audits or claims (including notices of inquiry or commencement of an audit) relating to or asserted for Taxes of, or related to, the Company, whether in writing or otherwise and there is no basis for such claim for which the Company is or reasonably should be aware.

                  2.11.7. There are no proposed reassessments of any real property owned by the Company or other proposals that could increase the amount of any Tax to which the Company could be subject.

                  2.11.8. There are no security interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company. The Company has not entered into a closing agreement pursuant to ss.7121 of the Code.

                  2.11.9. The Company has not been a member of an (i) affiliated group (within the meaning of ss.1504 of the Code), or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent. Except as disclosed in Section 2.4 of the Disclosure Schedule, the Company is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for Tax purposes.

                  2.11.10. The Company has not been a party to nor is bound by any obligations under any tax sharing, tax indemnity, or similar agreement or arrangement for any Taxable Period. The Company does not have any liability for the Taxes of any person (other than the Company) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  2.11.11. The Company does not have any material deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date.

                  2.11.12. The Company is not a party to any "safe harbor lease" that is subject to the provisions of ss.168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986 or to any "long-term contract" within the meaning of ss.460 of the Code.

                  2.11.13. The Company is not a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, that could reasonably give rise to the payment of any "excess parachute payment" within the meaning of ss.280G of the Code.

                  2.11.14. No consent under ss.341(f) of the Code has been filed with respect to the Company.

                  2.11.15. The Company has no losses (including, without limitation, built-in losses, net operating losses, or capital losses) that are subject to (for Tax purposes) any federal income tax limitation with respect to the use thereof (other than limitations that arise as a result of transactions contemplated by this Agreement).

                  2.11.16. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of ss.355 of the Code since April 16, 1997. The stock of the Company has not been distributed in a transaction satisfying the requirements of ss.355 of the Code since April 16, 1997.

                  2.11.17. The Company has not agreed nor is required to include in income any adjustment under either ss.481(a) or ss.482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

                  2.11.18. No holder of an interest (other than an interest solely as a creditor) in the Company is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations) nor a nonresident alien for U.S. income tax purposes.

                  2.11.19. The Company, and any Subsidiary of the Company, has been a validly electing S corporation within the meaning of Code ss.ss.1361 and 1362 at all times since December 1, 1986, and the Company will be an S corporation up to and including the Closing Date.

                  2.11.20. The Company does not have and has never had any Subsidiary that is a "qualified subchapter S subsidiary" within the meaning of Code ss.1361(b)(3)(B).

                  2.11.21. The Company shall not be liable for any Tax under Code ss.1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter Subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         2.12. Legal Proceedings.

                  2.12.1. Except as disclosed in Section 2.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                           2.12.1.1. there are no actions or proceedings pending
                  or, to the knowledge of the Equityholders or the Company, threatened against, relating to or affecting the Company, or any of its Assets which (A) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Purchaser, or (B) if determined adversely to the Company or the Equityholders, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company or the Equityholders, or (y) Losses by the Company, individually or in the aggregate with Losses in respect of other such actions or proceedings, exceeding $25,000;

                           2.12.1.2. there are no facts or circumstances known
                  to the Equityholders or to the Company that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to clause 2.12.1.1. above;

                           2.12.1.3. neither the Equityholders nor the Company
                  have received notice, or are aware of any Orders or lawsuits outstanding against the Company; and

                           2.12.1.4. neither the Equityholders nor the Company
                  have received notice or are aware of any defects, dangerous or substandard conditions in the products or materials manufactured, sold, distributed, or to be manufactured, sold or distributed by the Company that could cause bodily injury, sickness, disease, death, or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use or property.

                           2.12.2. Prior to the execution of this Agreement, the
                  Equityholders and the Company have delivered all responses of counsel for the Company to auditors' requests for information regarding actions or proceedings pending or threatened against, relating to or affecting the Company during the period commencing January 1, 2000. Section 2.12.2 of the Disclosure Schedule sets forth all actions or proceedings relating to or affecting the Company or its Assets filed, presented, brought, or in any manner active or outstanding, during the period commencing January 1, 2001 through the date hereof.

         2.13. Compliance with Laws and Orders. Except as disclosed in Section
2.13 of the Disclosure Schedule, neither the Equityholders nor the Company have received at any time since January 1, 2000 any notice that the Company is or has been at any time since such date, in violation of or in default under, any Law or Order applicable to the Company or any of its Assets. In furtherance and not limitation of the foregoing, neither the Equityholders nor the Company have violated any federal or state securities law in connection with the offer, sale or purchase of any securities.

         2.14. Benefit Plans; ERISA.

                  2.14.1. Section 2.14.1 of the Disclosure Schedule sets forth each "employee benefit plan," whether written or unwritten, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (excluding equity-based plans and workers' compensation, unemployment compensation and similar government-mandated programs) currently or at any time within the past five (5) years maintained, contributed to or entered into by the Company for the benefit of any current or former employee, consultant or director of the Company under which the Company has any present or future obligation or liability (collectively, the "Employee Plans"). Current, accurate and complete copies of all Employee Plans (and, if applicable, related trust agreements or other funding instruments), and all amendments thereto and related summary plan descriptions and for the three (3) most recent years (i) Forms 5500 and attached schedules and
         (ii) audited financial statements have been made available to the Purchaser. Section 2.14.1 of the Disclosure Schedule sets forth all discrimination testing results for either a qualified plan under
         Section 401(a) and a flexible benefits plan under Code ss.125 or self-insured plan under Section 105(h), and all such results have been made available to the Purchaser.

                  2.14.2. Except as set forth in Section 2.14.2 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors or has sponsored, within the last five (5) years, any employee benefit plan which, individually or collectively, constitute(s) (i) an "employee pension benefit plan," as defined in Section 3(2) of ERISA, that is subject to ss.412 of the Code or ss.302 or Title IV of ERISA, or (ii) a "multiemployer plan," as defined in ss.3(37) of ERISA.

                  2.14.3. Each Employee Plan that is intended to be qualified under ss.401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the Internal Revenue Service and is so qualified.

                  2.14.4. The Company has furnished or made available to the Purchaser copies or descriptions of each severance or other similar contract, arrangement or policy and each plan, agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of compensation or post-retirement benefits that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries and (iii) covers any employee, former employee, director, consultant or independent contractor of the Company. Such contracts, plans and arrangements as are described in this Section are herein referred to collectively as the "Benefit Arrangements."

                  2.14.5. Except as set forth in Section 2.14.5 of the Disclosure Schedule and except for continued "COBRA" health coverage required pursuant to Code ss.4980B, the Company is not a party to any Employee Plan or other agreement, contract, arrangement or policy, that requires the Company to provide, at any cost to the Company, any health or life insurance coverage to any former employee of the Company.

                  2.14.6. Each Employee Plan and Benefit Arrangement has been maintained in substantial and material compliance with its terms and complies in all material respects with all applicable requirements of
         (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, (ii) any applicable provisions of the Code, including ss.4980B thereof, and (iii) ERISA.

                  2.14.7. There is no pending or threatened litigation or action relating to any Employee Plan or Benefit Arrangement and there are no facts or circumstances that could reasonably be expected to give rise to any such litigation or action. No investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of the Company, threatened. All contributions due under each Employee Plan or Benefit Arrangement have been paid or accrued on the books of the Company in accordance with Department of Labor Regulation 2510.3-102(b), to the extent applicable.

                  2.14.8. To the Knowledge of the Company, no "prohibited transaction" (as such term is defined in ERISA ss.406 or Code ss.4975) has occurred with respect to any Employee Plan and neither the Company nor any ERISA Affiliate has engaged in a transaction described in
         Section 4069 or 4212(c) of ERISA. No circumstances exist pursuant to which the Company or any ERISA Affiliate could reasonably be expected to incur any material liability for any Tax imposed under ss.ss.4971 through 4980B of the Code or any liability under ss.ss.502(i) or (l) of ERISA.

                  2.14.9. Except as set forth on Section 2.14.9 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any accumulated funding deficiency under ss.412 of the Code or any termination or withdrawal liability under Title IV of ERISA.

                  2.14.10. All contributions, premiums or other payments due from the Company to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of the Company. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

                  2.14.11. The Company has not, since January 1, 1997, terminated, suspended, discontinued contributions to or withdrawn from any Employee Plan subject to Title IV of ERISA, including (without limitation) any multiemployer plan, as defined in ss.3(37) of ERISA.

         2.15. Real Property.

                  2.15.1. Section 2.15.1 of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned (the "Owned Real Property") by the Company, (ii) each parcel of real property leased or subleased or otherwise occupied by the Company as tenant or subtenant (the "Leased Real Property"; together with the Owned Real Property, the "Real Property") together with a true and correct list of all such leases, subleases or other similar agreements and any amendments, modifications or extensions thereto (the "Real Property Leases"), and (iii) all Liens relating to or affecting any parcel of Real Property, in each case identifying the owner, lessor and lessee thereof.

                  2.15.2. The Company has good and marketable title to its Owned Real Property, free and clear of all Liens, other than as specifically listed in Section 2.15.2 of the Disclosure Schedule.

                  2.15.3. Subject to the terms of its leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the Leased Real Property for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and of each other Person that is a party thereto, and except as set forth in Section 2.15.3 of the Disclosure Schedule, there is no, and neither the Equityholders nor the Company, have knowledge of any, or has received any, notice of any uncured default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. No penalties are accrued and unpaid under any Real Property Lease.

                  2.15.4. The Equityholders shall deliver to Purchaser upon the execution of this Agreement true and complete copies of all (i) title policies, mortgages, deeds of trust, deeds, leases, easements, restrictive covenants, certificates of occupancy, and similar documents, and all amendments thereto concerning the Owned Real Property, and (ii) Real Property Leases and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph with respect to the Leased Real Property.

                  2.15.5. Except as disclosed in Section 2.15.5 of the Disclosure Schedule, the improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of each of the Equityholders and of the Company, there are no condemnation or appropriation proceedings pending or threatened against Real Property or the improvements thereon.

                  2.15.6. Neither the Equityholders nor the Company has any knowledge of any claim, action or proceeding, actual or threatened, against the Company, the Real Property by any Person which would materially affect the future use, occupancy or value of the Real Property or any part thereof.

         2.16. Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Financial Statements and tangible personal property acquired since December 31, 2001 other than property disposed of since such date in the ordinary course of business consistent with past practice and the terms of this Agreement. All such tangible personal property is free and clear of all Liens, other than Liens disclosed in Section 2.16 of the Disclosure Schedule, and, as of the Closing Date, is adequate and suitable for the current use by the Company of the business presently conducted by it, and is in working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

         2.17. Intellectual Property Rights.

                  2.17.1. Section 2.17.1 of the Disclosure Schedule contains a true and complete list of all patents, trademark registrations, service mark registrations, and copyright registrations, and, with respect to each of the foregoing, applications (including provisional applications) owned by the Company (the "Company IP"), and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the foregoing such intellectual property.

                  2.17.2. Except as set forth in Schedule 2.17.2 of the Disclosure Schedule, the Company has the right to use, sell, or license the Company IP.

                  2.17.3. Section 2.17.3 of the Disclosure Schedule lists all written contracts and licenses (including all inbound licenses) to which the Company is a party with respect to (i) any Company IP, or
         (ii) any intellectual property owned by any other Person and used by the Company (except licenses to standard, off-the-shelf software or mass-marketed software with a license fee of less than $10,000).

                  2.17.4. The operation of the business of the Company as currently conducted does not, to the Equityholders' and/or the Company's knowledge, (i) infringe or misappropriate the intellectual property of any other Person (ii) violate any term or provision of any license or contract concerning such intellectual property, or (iii) violate the privacy or publicity rights of any Person, and the Company has not received written notice from any Person alleging any of the foregoing (including notice of third party patent or other intellectual property rights from a potential licensor of such rights).

                  2.17.5. With respect to each item of Company IP that the Company uses or would expect to use in the operation of its business, all necessary registration, maintenance, renewal fees, annuity fees, and taxes in connection with such Company IP have been paid and all necessary documents and certificates in connection with such Company IP have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company IP.

                  2.17.6. There are no contracts or licenses between the Company and any other Person with respect to Company IP under which there is any dispute regarding the scope of such contract or license, or performance under such contract or license, including with respect to any payments to be made or received by the Company thereunder.

                  2.17.7. To the knowledge of the Company and/or the Equityholders, no Person is infringing or misappropriating any Company IP.

                  2.17.8. The Company has taken commercially reasonable steps to protect and preserve ownership of its rights in Company IP and confidential information and trade secrets of the Company.

                  2.17.9. No Company IP is subject to any order, action, or proceeding, that restricts in any manner the use, transfer, or licensing of any Company IP or that affects the validity, use, or enforceability of such Company IP.

                  2.17.10. The Company's products comply in all material respects with all applicable standards and with the feature specifications and performance standards set forth in product data sheets of the Company. There are no outstanding claims for breach of warranties by the Company in connection with the foregoing.

         2.18. Contracts and Default.

                  2.18.1. Section 2.18.1 of the Disclosure Schedule contains a true and complete list of every Contract (true and complete copies, or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, of which have been delivered to Purchaser prior to the execution of this Agreement), to which the Company is a party, a guarantor or by which any of its Assets is bound which involves any commitment by, or benefit to, the Company valued, in the aggregate, in excess of $10,000.00 per year.

                  2.18.2. Each Contract disclosed in Section 2.18.1 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 2.18.2 of the Disclosure Schedule, neither the Company nor, to the knowledge of any the Equityholders, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be violation or breach of or default under any such Contract).

                  2.18.3. Except as disclosed in Section 2.18.3 of the Disclosure Schedule, the Company is not a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other such Contracts, materially adverse to the business or condition of the Company.

                  2.18.4. To the extent any of the guaranties for the benefit of the Company or any of its Assets are not integrated with Contracts disclosed in Section 2.18.1 to the Disclosure Schedule, each such guaranty is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, or each party thereto; and neither the guarantor thereunder nor, to the knowledge of the Equityholders or the Company or any other party to such guaranty is, or has received notice that it is, in violation or breach of or default under any such guaranty (or with notice or lapse of time or both, would be in violation or breach of default under any such guaranty).

                  2.18.5. The Company has performed in all respects, or is now performing in all respects, the obligations of, and none are in default (or would by the lapse of time and/or the giving of notice be in default in any respect) the Company in respect of every Contract, except for any failure to perform or default which would not, individually or in the aggregate, reasonably be expected to have an adverse effect on the Company. No third party has notified the Company of any material claim, dispute or controversy with respect to any of the Contracts of the Company, nor has the Company received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

                  2.18.6. Except as set forth in Section 2.18.1 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions and compliance by it with the provisions hereof, will not, directly or indirectly (with or without notice or lapse of time) trigger any change of control, prohibition upon assignment or similar provision of, or breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any Contract.

         2.19. Licenses. Section 2.19 of the Disclosure Schedule contains a true and complete list of all Licenses used in and material to the business or operations of the Company, setting forth the owner, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Equityholders or the Company have delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.19 of the Disclosure Schedule:

                  2.19.1. the Company owns or validly holds all Licenses that are material to its respective business or operations;

                  2.19.2. each license listed in Section 2.19 of the Disclosure
         Schedule is valid, binding and in full force and effect;

                  2.19.3. neither the Equityholders nor the Company is, or has received any notice that it is in default (or with the giving of notice of lapse of time or both, would be in default) under any such License; and

                  2.19.4. the transactions contemplated in this Agreement will not violate any such License or give any other party thereto rights to terminate the License or change the terms thereof.

         2.20. Insurance. Section 2.20 of the Disclosure Schedule contains a true and complete list (including the names of the insurers, the expiration dates thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect, and in effect since January 1, 2000, that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets of the Company and that (i) have been issued to the Company, or (ii) have been issued to any Person (other than the Company) for the benefit of the Company. Each policy listed in Section 2.20 of the

Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Equityholders nor the Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company does not know of any reason or state of facts that could lead to the cancellation of such policies. The insurance policies listed in Section 2.20 of the Disclosure Schedule (i) in light of the business, operations and Assets of the Company are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such Assets and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party. Section 2.20 of the Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company since January 1, 2000. Neither the Equityholders nor the Company have received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

         2.21. Affiliate Transactions. Except as disclosed in the Financial Statements or in Section 2.21 of the Disclosure Schedule, there are no Liabilities between the Company and any current or former officer, director, stockholder, Affiliate of the Company or any Affiliate of any such officer, director, stockholder or Affiliate, and the Company does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder or Affiliate.

         2.22. Employees; Labor Relations. Except as disclosed in Section 2.22 of the Disclosure Schedule, the Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of the Equityholders and/or the Company, there are no activities or proceedings of any labor union to organize any employees of the Company, and there are no strikes, material slowdowns, work stoppages or lockouts, or, to the Knowledge of the Company, threats thereof, by or with respect to any employees of the Company. The Company is and has been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law). The Company has not received any notice from any of its employees that any such employee is terminating, or will terminate, as a result of the transactions contemplated by this Agreement, his or her employment with the Company. Section 2.22 of the Disclosure Schedule sets forth the Company's workers' compensation claims history since January 1, 2000.

         2.23. Environmental Matters.

                  2.23.1. The Company has obtained and holds all Environmental Permits necessary to operate and conduct its business.

                  2.23.2. Except as disclosed in Section 2.23.2 of the Disclosure Schedule:

                           2.23.2.1. The Company is, and at all times has been,
                  in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Equityholders nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they may be held to be responsible received, any actual or threatened Order, notice, or other communication from (A) any Governmental Body or private citizen acting in the public interest, or (B) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or to the knowledge of the Equityholders and/or the Company, with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

                           2.23.2.2. There are no pending or, to the knowledge
                  of the Equityholders or the Company, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Equityholders or the Company has or had an interest;

                           2.23.2.3. Neither the Equityholders nor the Company
                  has knowledge of, nor has any of them or any other Person for whose conduct they are or may be held responsible received any citation, directive, inquiry, notice, Order, summons, warning, or other communications that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other Assets in which the Company had an interest, or, to the knowledge of the Equityholders and/or the Company, with respect to any Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Equityholders, the Company, or any other Person for whose conduct it or they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received; and

                           2.23.2.4. Neither the Company, the Equityholders nor
                  any other Person for whose conduct it or they may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities, any other Assets (whether real, personal, or mixed) in which the Company or the Equityholders (or any predecessor thereof), has or had an interest, or , to the knowledge of the Equityholders and/or the Company, at any property geologically or hydrologically adjoining the Facilities or any such Assets;

                  2.23.3. There are no Hazardous Materials present on or in the Environment at the Facilities or, to the knowledge of the Equityholders and/or the Company, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any other Person for whose conduct it may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Equityholders or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

                  2.23.4. To the knowledge of the Equityholders and/or of the Company, there has been no Release or any threat of Release of any Hazardous Materials (i) at or from the Facilities, or (ii) at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or (iii) from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or (iv) at any geologically or hydrologically adjoining property.

                  2.23.5. The Equityholders have caused the Company to deliver to Purchaser true and complete copies and results of any reports, studies, analyses, tests, and monitoring possessed or initiated by the Equityholders or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Equityholders, the Company or any other Person for whose conduct it or they are or may be held responsible, with Environmental Laws.

                  2.23.6. There are no Liens arising under or pursuant to any Environmental Law on any Owned Real Property, Leased Real Property and there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Real Property.

                  2.23.7. There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material, at any Owned Real Property, or, to the knowledge of the Equityholders and/or the Company, at any Leased Real Property.

                  2.23.8. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Equityholders or the Company with respect to any Asset of, or property that is adjacent to an Asset of the Company which have not been delivered to Purchaser prior to execution of this Agreement.

         2.24. Substantial Customers and Suppliers. Section 2.24.1 of the Disclosure Schedule lists the ten (10) largest customers of the Company on the basis of revenues for goods sold or services provided for the twelve month period ending December 31, 2003. Section 2.24.2 of the Disclosure Schedule lists the ten (10) largest suppliers of the Company on the basis of cost of goods or services purchased during the twelve month period ending December 31, 2003. Except as disclosed in Section 2.24.3 of the Disclosure Schedule, to the knowledge of the Equityholders and the Company, no such customer or supplier is insolvent or threatened with bankruptcy or insolvency.

         2.25. Accounts Receivable. Except as set forth in Section 2.25 of the Disclosure Schedule, the accounts and notes receivable of the Company reflected on the balance sheets included in the Financial Statements, and all accounts and notes receivable arising subsequent to such date, (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws for the relief of debtors, (iii) to the knowledge of the Equityholders and/or the Company are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangements, and (v) are not subject of any Actions or Proceedings brought by or on behalf of the Company. Section 2.25 of the Disclosure Schedule sets forth (x) a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company and
(y) all jurisdictions in which the records relating to accounts and notes receivable are located.

         2.26. Other Negotiations; Brokers. Neither the Equityholders, nor the Company, nor any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Equityholders or the Company or any such Affiliate) have entered into any agreement or had any discussions with any third party regarding any transaction involving the Company which could result in the Company, Purchaser or its stockholders, or any officer, director, employee, agent or Affiliate of any of them, being subject to any claim for liability to said third party as a result of entering into this Agreement or consummating the transactions contemplated hereby or thereby. No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with the transactions contemplated by this Agreement on the basis of any act or statement made by the Equityholders, the Company or any of their respective Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Equityholders, the Company, or any such Affiliate.

         2.27. Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Company Act of 1935, as amended. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         2.28. Bank and Brokerage Accounts. Section 2.28 of the Disclosure Schedule sets forth (a) a list of the names and locations of all banks, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of all persons having signatory power and respect thereto.

         2.29. Exemption from Registration. The offer and sale of the Common Shares made pursuant to this Agreement are exempt from the registration requirements of the Securities Act. Neither any the Equityholders, nor the Company nor any Person authorized to act on behalf of any of the foregoing has, in connection with the offering of the Common Shares, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 501(c) under the Securities Act), (ii) any action involving a public offering within the meaning of section 4(2) of the Securities Act, or
(iii) any action that would require the registration under the Securities Act of the offering and sale of the Common Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws.

         2.30. Disclosure. The representations and warranties contained in this Agreement, and the statements contained in the Disclosure Schedule or in the certificates, lists and other writings furnished to Purchaser pursuant to any provision of this Agreement (including the Financial Statements), when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein, in the light of the circumstances under which they were made, not misleading.

         2.31. Survival of Representations, Warranties, Covenants and Agreements. Even though the Purchaser may investigate the affairs of the Company and attempt to confirm the accuracy of the representations and warranties of the Equityholders, the Purchaser, nonetheless, shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Equityholders contained in this Agreement. All such representations, warranties, covenants and agreements will survive the Closing for the period specified in
Section 7.1 hereof.

         2.32. Board Approval. The Board of Directors of the Company has approved by unanimous written consent this Agreement.

         2.33. Stockholder Approval. The Equityholders, as sole stockholders of the Company, have approved this Agreement in writing, and no other stockholder vote, approval or consent of any holder of capital stock of the Company is required or necessary to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 3

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         Purchaser and Parent jointly and severally represent and warrant to the Equityholders as follows:

         3.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser and Parent are duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of their Assets, or the conduct or nature of their business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the validity or enforceability of this Agreement or on the ability of Purchaser and Parent to perform their obligations hereunder or thereunder.

         3.2. Authority Relative to this Agreement. Purchaser and Parent have full corporate power and authority to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and by Parent and the consummation by Purchaser and by Parent of the transactions contemplated hereby have been duly and validly approved by their board of directors and no other corporate proceedings on the part of Purchaser, Parent or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and Parent and the consummation by Purchaser and Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         3.3. No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser.

         3.4. Governmental Approvals and Filings. To Purchaser's knowledge, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement to which it is a party or the consummation of the transactions contemplated herein.

         3.5. Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) could reasonably be expected, individually or in the aggregate with other such Actions or Proceedings, to have a Material Adverse Effect on the business or condition of Purchaser.

         3.6. Brokers. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by Purchaser.

         3.7. Survival of Representations, Warranties, Covenants and Agreements. Even though the Equityholders may investigate the affairs of the Purchaser and confirm the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the Equityholders, nonetheless, shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement. All such representations, warranties, covenants and agreements will survive the Closing for the period specified in Section 7.1 hereof.

         3.8. Parent. Parent is the ultimate parent company of the Purchaser.

         3.9. Board Approval. The Board of Directors of the Purchaser and of the Parent have approved this Agreement.

                                    ARTICLE 4

4. PRE-CLOSING and POST CLOSING COVENANTS BY THE EQUITYHOLDERS

         4.1. Non competition; Non solicitation.

                  4.1.1. For a period of five (5) years from the Closing Date, the Equityholders, alone or in conjunction with any other Person, or directly or indirectly through their present or future Affiliates, will not directly or indirectly, without the prior written consent of the Purchaser, own, manage, operate, join, be employed by, have a financial interest in, control or participate in the ownership, management, operation or control of, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in the design, development, manufacture, distribution or sale of any products, or the provision of any services related to those which the Company was designing, developing, manufacturing, distributing, selling or providing, at any time prior to and up to and including the Closing Date anywhere in the United States of America, provided that the foregoing restriction shall not be construed to prohibit (a) the ownership, in the aggregate, of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the businesses or enterprises described above, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, or (b) the use by the Equityholders of the name "VFL Development Corp." for the existing company of the same name as long as its activities and those of the Equityholders in connection therewith do not otherwise violate the restrictions in this Section 4.1.

                  4.1.2. Except as expressly provided in this Agreement, for a period of five (5) years from the Closing Date, the Equityholders shall not directly or indirectly, or through an Affiliate, (i) cause or seek to cause any individual who was an employee or consultant of the Company at any time, to terminate his or her employment or consulting relationship with the Company, (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or (iii) cause or attempt to cause (or participate in any way in any discussion or negotiation concerning) (x) any client, customer or supplier of the Company or (y) any prospective client, customer or supplier of the Company from engaging in business with the Company.

                  4.1.3. The Equityholders agree that Purchaser's remedies at law for any breach or threat of breach by it of any of the provisions of this Section 4.1 will be inadequate, and that, in addition to any other remedy to which Purchaser may be entitled at law or in equity, Purchaser shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining orders or orders to prevent breaches of the provisions of this Section 4.1 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting Purchaser from pursuing, in addition, any other remedies available to it for such breach or threatened breach. A waiver by the Purchaser of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provisions of this Agreement or of any subsequent breach thereof. The Purchaser may for itself and the Company assign all of the rights under this
         Section 4.1 to any successor to the business of the Company, including all remedies for breach of this Section 4.1.

                  4.1.4. The Parties consider the restrictions contained in this
         Section 4.1 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, but if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 4.1 is an unenforceable restriction on the Equityholders' activities, the provisions of this Section 4.1 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 4.1 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of this Section 4.1 shall in no respect limit or otherwise affect the Equityholders' obligations under other agreements with the Company.

         4.2. Regulatory and Other Approvals. The Equityholders shall, and shall cause the Company to, (a) take all necessary or desirable steps and proceed diligently and in good faith and use diligent efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to, Governmental or Regulatory Authorities or any other Person required to consummate the transactions contemplated hereby and those described in Sections 2.5 and 2.6 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to, Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. The Equityholders will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

         4.3. Investigation by Purchaser. From the date of this Agreement until the date on which this Agreement is terminated, or until the Closing, whichever is earlier, the Equityholders will afford Purchaser its employees, agents, accountants and other representatives with access to the Books and Records of the Company, as well as employee files and records and access to the physical locations at which the Company conducts its business.

         4.4. Severance, stock options, claims of ownership and other payments. The Equityholders shall be responsible for and shall discharge any claims made by any Person asserting that such Person: (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any stock of, or any other voting, equity, or ownership interest in the Company;
(ii) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any phantom stock interest, or any other phantom voting, equity, or ownership interest in the Company; and/or (iii) is entitled to any portion of the Merger Consideration. At or prior to the Closing, the Equityholders shall obtain from those persons listed in Section 4.4. of the Disclosure Schedule releases in favor of the Company and the Purchaser, in a form reasonably acceptable to the Purchaser, from any claim for the payment of any money, fee and/or the giving of any other form of consideration (including, but not limited to, severance pay) as a result of Merger, or the termination of the Person's employment by the Company, or in order to induce the Person to remain an employee of the Company through the Closing Date or thereafter.

         4.5. West Chester, Pennsylvania Office Lease. The Company, as a tenant, is a party to a lease dated February 1, 1995, as amended August 18, 1995, with D&L Development Company, a Pennsylvania limited partnership, as landlord, in which the Equityholders are the general and limited partners (the "Lease") pursuant to which the Company leases an administrative office and warehouse space at 16 Hagerty Blvd., West Chester, Pennsylvania. At Closing, the Parties agree to amend and restate the Lease in the form attached as Exhibit "G" (the "Amended Lease").

         4.6. Third Party Consents. For each matter disclosed in Section 2.5 and/or Section 2.18.6 of the Disclosure Schedule, the Equityholders shall obtain the consent, action, waiver, approval assignment and/or release, as the case may be (in a form that is satisfactory to the Purchaser in its sole discretion) of or from each Person necessary, in Purchaser's opinion, to result in the elimination of the conflict, or potential conflict, disclosed in Section 2.5 and/or Section 2.18.6 of the Disclosure Schedule or otherwise described in
Section 2.5.3 of this Agreement.

         4.7. Operations of the Company. During the period from the date of this Agreement until the Closing, the Equityholders shall, in all material respects, except as contemplated by this Agreement, carry on the Business in the usual and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its present relationships with customers, suppliers and others having significant business dealings with the Business. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement (including the immediately preceding sentence), during such period, the Company shall not, and the Company shall cause its Affiliates not to, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld):

                  4.7.1. pay or obligate itself to pay any compensation commission or bonus to any director, officer, employee or independent contractor, relating to or affecting the Business and/or the Assets, except for the regular compensation and commissions payable to such Persons at the rate in effect on the date of this Agreement;

                  4.7.2. acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof relating to or affecting the Business and/or the Assets;

                  4.7.3. sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of the Assets, other than transactions that are in the ordinary course of business consistent with past practice or pursuant to licenses entered into in the ordinary course of business consistent with past practice, and, in any event, except as expressly permitted in this Agreement, and which involve assets which in the aggregate are not in excess of $50,000;

                  4.7.4. incur any Indebtedness or guarantee any such indebtedness secured in any manner by the Assets and/or the Business;

                  4.7.5. increase the compensation payable or to become payable to any director, officer or employee of the Company related to the Business, except for increases required under employment agreements existing on the date hereof, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

                  4.7.6. knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance related to the Business;

                  4.7.7. make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim, assessment, or proposed assessment, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing any post-closing Tax liability of the Purchaser or any Person related to the Purchaser;

                  4.7.8. make any change in its method of accounting or accounting practice;

                  4.7.9. as related to the Business, make or agree to make any new capital expenditure not previously committed, or new capital expenditures not in excess of $50,000 in the aggregate;

                  4.7.10. pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) related to the Business, other than the payment, discharge, settlement or satisfaction, (A) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof or (C) amounts not exceeding $50,000 per liability and in no event exceeding $100,000 in the aggregate;

                  4.7.11. other than in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any material contract or agreement, including any Contract, to which the Business is a party or will be bound, or waive, release or assign any material rights or claims;

                  4.7.12. enter into any license or other agreement with respect to Company IP, or (b) enter into any consulting arrangement; provided that clauses (a) and (b) shall not include, nor prevent the Company from entering into, any license, agreement or consulting arrangement that is granted in the ordinary course of business consistent with past practice;

                  4.7.13. directly or indirectly, engage in any transaction (except pursuant to an existing Contract or with respect to reimbursement of reasonable expenses incurred by employees in connection with performing services to or for the Company related to the Business) with, or enter into any agreement with, any director, officer or affiliate of the Company or any individual known to the Company to be a family member of any such person related, in any manner, to the Business;

                  4.7.14. fail to maintain existing insurance coverage relating to the Business and/or the Assets;

                  4.7.15. authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

                  4.7.16. take, or commit or agree to take any action that would cause the Equityholders not to perform their covenants hereunder or that would reasonably be expected to result in any of the Equityholders' representations and warranties becoming untrue in any material respect or in any of the conditions set forth in Section 4 hereof not being satisfied.

                                    ARTICLE 5

5. CLOSING CONDITIONS

         5.1. Condition to the Obligations of the Purchaser. The obligations of Purchaser hereunder to effect the Merger are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent (any or all of which may be waived, in writing, in whole or in part by Purchaser in its sole discretion):

                  5.1.1. Representations and Warranties. Each of the representations and warranties made by the Equityholders in this Agreement shall, unless waived, be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though each such representation and warranty was made on and as of the Closing Date.

                  5.1.2. Performance. The Equityholders and the Company shall have performed and complied with, unless waived, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by them at or before the Closing.

                  5.1.3. Orders and Laws. There shall not be pending, threatened or in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser.

                  5.1.4. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Equityholders to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Purchaser, (iii) shall not impose any limitations or restrictions on Purchaser, (iv) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (v) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation for the transactions contemplated by this Agreement shall have occurred.

                  5.1.5. Financial Statements. The Equityholders shall have caused the Company to provide the Purchaser with (i) the audited balance sheets of the Company for the period ending as at December 31, 2003 and the audited income statements and statements of cash flow for the annual period then ended, together with the audit reports thereon of Joseph M. Cahill, Ltd., independent public accountants and (ii) the unaudited balance sheet as at the end of the month immediately preceding the Closing Date by more than ten days and unaudited income statement and statements of cash flow for the period then ended certified as true and correct by the chief financial officer of the Company and the Equityholders.

                  5.1.6. Third Party Consents. Any consents, actions, waivers, approvals, releases and/or assignments (collectively for this Section referred to as "Consents") identified in Section 2.5 and/or 2.18.6 of the Disclosure Schedule, and all other Consents to the performance by the Equityholders of its obligations under this Agreement, or to the consummation of the transactions contemplated hereby as are required under any Contract or License to which the Equityholders or the Company is a party or by which any of their Assets are bound and where the failure to obtain any such Consent could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect the Purchaser or the business or condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Purchaser in its sole discretion, (i) shall have been obtained, (ii) shall be in form and substance satisfactory to the Purchaser in its sole discretion, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

                  5.1.7. Purchaser's Investigation. Purchaser shall not have discovered, as a result of its investigation and review pursuant to
         Section 4.3 hereof, any condition (financial, legal or otherwise) relating in any way to the Company, its Assets or business, that is material and adverse or otherwise would render any representation or warranty of the Equityholders and/or the Company contained in this Agreement misleading or untrue.

                  5.1.8. Equityholders' Certificates. The Equityholders shall have delivered to Purchaser (i) certificates, dated the Closing Date and executed by an executive officer of the Company, substantially in the form and to the effect of Exhibit H hereto and (ii) certificates, dated the Closing Date and executed by the chief financial officer of the Company, substantially in the form of Exhibit I hereto.

                  5.1.9. Resignations of Officers and Directors. The Equityholders shall have delivered to Purchaser the resignations of all current officers and directors of the Company, effective as of the Closing Date.

                  5.1.10. Opinion of Counsel. Purchaser shall have received the opinion of O'Neill, Bragg & Staffin, P.C., counsel to the Company in connection with this Agreement, dated the Closing Date, substantially in the form and to the effect of Exhibit J hereto.

                  5.1.11. Disclosure Schedule. The Equityholders shall have delivered to Purchaser a copy of the Disclosure Schedule, updated and current through the Closing Date.

                  5.1.12. Releases. The Equityholders shall have delivered to Purchaser the releases described in Section 4.4 of this Agreement.

                  5.1.13. Good Standing Certificates. The Equityholders shall have delivered to Purchaser (i) copies of the certificate or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto of the Company certified by the applicable Secretary of State or other appropriate governmental official, (ii) certificates from the applicable Secretary of State or other appropriate governmental official to the effect that the Company is in good standing in such jurisdiction, listing all charter documents of the Company on file and attesting to its payment of all franchise or similar Taxes, and (iii) certificates from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business to the effect that the Company is duly qualified or admitted in good standing in such jurisdiction.

                  5.1.14. Exchange of Common Shares. Certificates representing the Common Shares shall have been tendered to Purchaser in accordance with the terms of this Agreement.

                  5.1.15. No Adverse Change. Since the date of this Agreement, there shall have been no change, event or condition of any character (whether or not covered by insurance) which has had or would reasonably be expected to have a Material Adverse Effect in or on the business or financial condition of the Company.

                  5.1.16. Consulting Agreements. Purchaser shall have received Consulting Agreements between the Purchaser and each of the Equityholders in the form attached as Exhibit "K".

                  5.1.17. Equityholders' Release. The Equityholders shall have delivered to the Purchaser a release by each of the Equityholders, in a form acceptable to the Purchaser, releasing the Company and the Purchaser from any and all liability to the Equityholders, except as may have arisen or may arise under this Agreement or Promissory Note and the Surety.

                  5.1.18. Amended Lease. The Equityholders shall have caused the Amended Lease to be executed and delivered by the Company.

                  5.1.19. Consent of Parent's Secured Lender. Parent shall have obtained prior to the Closing, from its secured lender, any approvals necessary to permit the completion of the transaction (including the approval of the form of the Notes, the Stock Pledge Agreement and the Letter of Credit) described in this Agreement and the Exhibits hereto; provided, that if such approvals are not obtained, Parent and Purchaser shall have the right, but not the obligation, to deliver cash at Closing in the face amount of and in lieu of the Notes.

                  5.1.20. Asset Allocation Statement. Purchaser and the Equityholders shall have agreed upon the information to be set forth in Department of the Treasury, Internal Revenue Service Form 8883 and the valuations to be set forth therein, consistent with the Allocation Schedule attached as Exhibit N and reflecting the appraised value of the Company's property and equipment.

         5.2. Conditions to the Obligations of the Equityholders. The obligations of the Equityholders hereunder to effect the Merger are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent (any or all of which may be waived in writing in whole or in part by the Equityholders in their sole discretion):

                  5.2.1. Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though each such representation and warranty was made on and as of the Closing Date.

                  5.2.2. Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing, including without limitation, delivery of the Merger Consideration.

                  5.2.3. Orders and Laws. There shall not be pending, threatened or in effect on the Closing Date any Orders or Laws restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  5.2.4. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Equityholders to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction or any condition that has not been satisfied or waived, and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

                  5.2.5. Officers' Certificates. Purchaser shall have delivered to the Equityholders a certificate, dated the Closing Date and executed by the president or vice-president or other officer of Purchaser, substantially in the form and to the effect of Exhibit L hereto.

                  5.2.6. Opinion of Counsel. The Equityholders shall have received the opinion of Curtis J. Brown, counsel to the Purchaser in connection with this Agreement, dated the Closing Date, substantially in the form and to the effect of Exhibit M hereto.

                  5.2.7. Consulting Agreements. The Equityholders shall have received Consulting Agreements between the Purchaser and each of the Equityholders in the form attached as Exhibit "K".

                  5.2.8. Amended Lease. The Purchaser shall have caused the Amended Lease to be executed and delivered to the Equityholders.

                  5.2.9. Equityholders' Investigation. The Equityholders shall not have discovered, as a result of its investigation and review pursuant to this Agreement, any condition (financial, legal or otherwise) relating in any way to the Parent, the Purchaser, their Assets or business, that is material and adverse or otherwise would render any representation or warranty of the Parent and/or the Purchaser contained in this Agreement misleading or untrue.

                                    ARTICLE 6

6. TERMINATION

         6.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  6.1.1. by Purchaser or by the Equityholders if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived or cured within five days after receipt from the non-breaching Party of written notice specifying the breach;

                  6.1.2. (i) by Purchaser if any of the conditions in Section
         5.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date, or (ii) by the Equityholders, if any of the conditions in
         Section 5.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Equityholders to comply with his obligations under this Agreement) and the Equityholders have not waived such condition on or before the Closing Date;

                  6.1.3. by Purchaser if the representations and warranties of the Company and/or the Equityholders contained in this Agreement shall not be true in any respect (without giving effect to any limitation as to "materiality," "Material Adverse Effect", "Material Adverse Change," or similar qualifying language set forth therein), except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not reasonably be expected to have a Material Adverse Effect on the Company and such untruth or incorrectness cannot be or has not been cured within five days after the giving of written notice to the Company;

                  6.1.4. by the Company and the Equityholders if the representations and warranties of the Purchaser and/or the Parent contained in this Agreement shall not be true in any respect (without giving effect to any limitation as to "materiality," "Material Adverse Effect", "Material Adverse Change," or similar qualifying language set forth therein), except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not reasonably be expected to have a Material Adverse Effect on the business of the Purchaser and/or the Parent and such untruth or incorrectness cannot be or has not been cured within five days after the giving of written notice to the Purchaser;

                  6.1.5. by Purchaser if there has been a change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

                  6.1.6. by the Company and the Equityholders if there has been a change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Parent and the Purchaser;

                  6.1.7. by any Party if the Merger has not been consummated by April 15, 2004; provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by such date;

                  6.1.8. by Purchaser if as a result of its continued investigation, pursuant to Sections 4.3 and 5.1.8, hereof, it discovers any condition (financial, legal or otherwise) relating in any way to the Company, its Assets or business, that is material and adverse or otherwise would render any representation or warranty of the Equityholders and/or the Company contained in this Agreement misleading or untrue;

                  6.1.9. by Company and the Equityholders if as a result of their continued investigation they discover any condition (financial, legal or otherwise) relating in any way to the Parent, the Purchaser or any of their assets or business, that is material and adverse or otherwise would render any representation or warranty of the Parent or the Purchaser contained in this Agreement misleading or untrue;

                  6.1.10. by the Equityholders in accordance with the Stock Pledge Agreement; or

                  6.1.11. by mutual consent of Purchaser and the Equityholders.

         6.2. Effect of Termination. Each Party's right of termination under
Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in this Article 6 and in Sections 9.3, 9.4 and 9.12 will survive; provided, however, that if this Agreement is terminated by a Party because of a breach of the Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies (including specific performance) will survive such termination unimpaired.

                                    ARTICLE 7

7. INDEMNIFICATION

         7.1. Indemnification.

                  7.1.1. The Equityholders, jointly and severally, will indemnify the Company, the Purchaser, the Parent and their respective stockholders and the officers, directors, employees, agents and Affiliates of each of them in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to any misrepresentation or breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of the Equityholders contained in this Agreement (including, without limitation, any certificate delivered in connection herewith or therewith and/or the matters set forth, in the Disclosure Schedule).

                  7.1.2. Purchaser and Parent, jointly and severally, will indemnify the Equityholders in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by either of them or to which either of them becomes subject, resulting from, arising out of, or relating to any misrepresentation or breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement (including, without limitation, any certificate delivered in connection herewith or therewith).

                  7.1.3. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, schedule, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder in full force and effect for a period of fifteen (15) months after the Closing Date. The Parties agree that if the non-breaching Party has not given written notice to the breaching Party by the applicable date on which the representation or warranty expires, any claim based thereon shall be forever barred.

                  7.1.4. Except for losses resulting from the fraud or fraudulent misrepresentation of the other Party, and except for a breach of any provision set forth in Article 8 hereof by either of the Equityholders, the Parent or the Purchaser, in no event shall an Indemnifying Party be liable to an Indemnified Party for any consequential, special, indirect or punitive damages, except to the extent recovered as part of a Third Party Claim for which the Indemnified Party is entitled to indemnification under Section 7.2.

                  7.1.5. Notwithstanding any provision in this Agreement to the contrary, an Indemnifying Party shall have no liability for indemnification under this Article 7 until the aggregate sum of the Losses suffered, incurred or sustained by the Indemnified Party exceeds Two Hundred Ten Thousand Dollars ($210,000) (the "Basket"), and then the Indemnifying Party shall be liable only for such Losses in excess of the Basket.

                  7.1.6. The Equityholders shall have no liability to Purchaser, and Purchaser shall have no liability to the Equityholders, pursuant to their respective indemnification obligations under this Article 7 to the extent that the total of all Losses paid by the Indemnifying Party pursuant to such Party's indemnification obligations exceed the amount of the Merger Consideration. In determining the amount of Losses for any indemnification claim, the Indemnified Party's Losses shall account for and reduce its claim by any insurance proceeds received by the Indemnified Party with regard thereto or which the Indemnified Party should have received had the Indemnified Party taken reasonable and timely steps to file and prosecute a claim with the applicable insurer; provided, that the Indemnifying Party shall have the burden of proof that the Indemnified Party did not take such reasonable and timely steps.

         7.2. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 7.1 will be asserted and resolved as follows:

                  7.2.1. In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.1 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

                  7.2.2. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party claim with counsel satisfactory to the Indemnified Party within five Business Days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnifying Party or to other Indemnified Parties which are different from or additional to those available to the Indemnified Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or
         (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party, and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party control the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation or any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damage and such monetary damages are paid in full by the Indemnifying Party.

         7.3. In the event any Indemnified Party should have a claim under
Section 7.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 7.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days, either Party may take such further legal action it deems necessary.

                                    ARTICLE 8

8. TAX MATTERS

         The following provisions shall govern the allocation of responsibility as between the Parent, the Purchaser and the Equityholders for certain tax matters following the Closing date:

         8.1. Tax Indemnification. Except for H-10 Tax Claims, each Equityholder shall jointly and severally indemnify the Company, its Subsidiaries, the Parent and the Purchaser, and hold them harmless from and against any Loss attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation ss.1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

         8.2. Straddle Period. In the case of any Tax period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

         8.3. Section 338(h)(10) Election. The Company and each Equityholder shall join with the Purchaser in making an election under Code ss.338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the transactions pursuant to this Agreement (collectively, a "ss.338(h)(10) Election"). The ss.338(h)(10) Election shall be made contemporaneously with the Pledge Closing as defined in the Stock Pledge Agreement. The Equityholders shall include any income, gain, loss, deduction, or other tax item resulting from the ss.338(h)(10) Election on their Tax Returns to the extent required by applicable law. The Equityholders shall also pay any Tax imposed on the Company or its Subsidiaries attributable to the making of the ss.338(h)(10) Election, including (i) any Tax imposed under Code ss.1374, (ii) any tax imposed under Regs.ss.1.338(h)(10)-1(d)(3) and, ss.1.338(h)(10)-1(e)(5),
or (iii) any state, local or foreign Tax imposed on the Company or its Subsidiaries' with respect to the foregoing, and the Equityholders shall indemnify the Purchaser, the Company and its Subsidiaries against any Loss arising out of any failure of the Equityholders to pay any such Taxes.

         8.4. Purchase Price Allocation. Purchaser, the Company and the Equityholders agree that the Purchase Price and the liabilities of the Company and its qualified subchapter S subsidiaries (plus other relevant items) shall be allocated to the assets of the Company and its qualified subchapter S subsidiaries for all purposes (including Taxes and financial accounting) as shown as shown on the Allocation Schedule attached hereto as Exhibit N. This Allocation Schedule shall, at a minimum, reflect the mutual intentions of the Purchaser, the Company and the Equityholders, after arm's length negotiations, that the $2,000,000.00 cash consideration is being paid, in its entirety, as partial consideration for such property and equipment of the Company as are enumerated in Exhibit O. Purchaser, the Company and its Subsidiaries, and Equityholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

         8.5. H-10 Tax Indemnification. The Parent and the Purchaser shall jointly and severally indemnify the Equityholders and the Company, and the respective heirs, successors and assigns of each of them, and hold them harmless from and against any Loss attributable to any H-10 Tax Claims. The Basket described in Section 7.1.5 shall not apply to the indemnification in this
Section 8.5. The Parent and/or the Purchaser shall pay the Equityholders the sum of $635,442.00 (the "Estimated Tax Payment") by wire transfer to a bank account or account(s) designated in writing by the Equityholders and applied on account of the indemnity obligations in this paragraph 8.5, no later than the earlier of
(a) 30 days after the Closing and (b) three business days prior to the deadline for the Equityholders' federal and state estimated tax payments (the "Tax Deadline") that they elect to make as a result of the transactions under this Agreement, provided they give written notice thereof to the Parent and the Purchaser at least five days prior to such Tax Deadline. The Estimated Tax Payment has been calculated using the methodology set forth in Exhibit P attached hereto, and the amount shall be adjusted by mutual agreement of the parties at or before Closing based on the final allocation of the Purchase Price described in paragraphs 5.1.20 and 8.4 and the resulting amount of the H-10 Tax Claims. The amount of the Estimated Tax Payment so paid shall reduce dollar-for-dollar the indemnity obligations of the Purchaser and the Parent under this paragraph 8.5.

         8.6. S Corporation Status. Neither the Company nor the Equityholders shall revoke the Company's election to be taxed as an S corporation within the meaning of Code ss.ss.1361 and 1362. Neither the Company nor the Equityholders shall take or allow any action (other than the sale of the Company's stock pursuant to this Agreement) that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code ss.ss.1361 and 1362.

         8.7. Installment Method Reporting. Neither the Company nor the Equityholders shall take any action under Code ss.453(d) to elect out of installment method reporting under ss.453(1) with respect to any disposition deemed to occur as a result of the ss.338(h)(10) Election.

         8.8. Tax Periods Ending on or before Closing Date. The Equityholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Equityholders shall permit the Company to review and shall incorporate any comments provided by the Company on each such Tax Return described in the preceding sentence prior to filing. Failure of the Equityholders to incorporate any comments of Company shall be deemed to be a Tax Claim within the meaning of Sections 8.12 or 8.13, as appropriate, and shall be resolved in accordance with the provisions therein. To the extent permitted by applicable law, the Equityholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns.

         8.9. Cooperation on Tax Matters.

                  8.9.1. The Purchaser, the Company and its Subsidiaries, and the Equityholders shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the another Party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries, the Equityholders, and the Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Equityholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company and its Subsidiaries or the Equityholders, as the case may be, shall allow the other Party to take possession of such books and records.

                  8.9.2. The Purchaser and the Equityholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

         8.10. Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

         8.11. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Equityholders when due, and the Equityholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Equityholders shall, and shall cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

         8.12. Tax Contests (Other than H-10 Tax Claims).

                  8.12.1. If any Taxing Authority or other Person asserts a Tax Claim, then the Party first receiving notice of such Tax Claim shall promptly provide written notice thereof to the other Parties hereto. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of all correspondence or other materials received from the Taxing Authority or other Person.

                  8.12.2. If, within 30 calendar days after either of the Equityholders receives or delivers, as the case may be, notice of a Tax Claim, the Equityholders provide to the Purchaser an Election Notice, then subject to the provisions of this Section 8.11, the Equityholders shall defend or prosecute, at their sole cost, expense and risk, such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Equityholders to a Final Determination; provided, that the Equityholders shall not, without the prior written consent of the Company, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to the Company. So long as the Equityholders are defending or prosecuting a Tax Claim, with respect to the Company, the Company shall provide or cause to be provided to the Equityholders any information reasonably requested by the Equityholders or their authorized representatives relating to such Tax Claim, and shall otherwise cooperate with the Equityholders and their representatives in good faith in order to contest effectively such Tax Claim. The Equityholders shall inform the Company of all developments and events relating to such Tax Claim (including, without limitation, providing to the Company copies of all written materials relating to such Tax Claim) and the Company or its authorized representatives shall be entitled, at the expense of the Company, to attend, but not to participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

                  8.12.3. If, with respect to any Tax Claim, the Equityholders fail to deliver an Election Notice to the Company within the period provided in Section 8.11.2 or, after delivery of such Election Notice to the Company, the Equityholders fail diligently to defend or prosecute such Tax Claim to a Final Determination, then the Company shall at any time thereafter have the right (but not the obligation) to defend or prosecute, at the sole cost, expense and risk of the Equityholders, such Tax Claim. The Company shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by the Company, the Equityholders shall cooperate in good faith with the Company and its authorized representatives in order to contest effectively such Tax Claim. The Equityholders may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Tax Claim controlled by the Company pursuant to this Section 8.11.3, and shall bear their own costs and expenses with respect thereto. In the case of any Tax Claim that is defended or prosecuted by the Company pursuant to this Section 8.11.3, the Company shall, from time to time, be entitled to receive current payments from the Equityholders with respect to costs and expenses incurred by the Company in connection with such defense or prosecution (including, without limitation, reasonable attorneys', accountants' and experts' fees and disbursements, settlement costs, court costs and any other costs or expenses for investigating, defending or prosecuting such Tax Claim, and any Taxes imposed on the Company as a result of receiving a payment from the Equityholders pursuant to this Section 8.11) (collectively "Associated Costs").

                  8.12.4. In the case of any Tax Claim that is defended or prosecuted to a Final Determination by the Equityholders pursuant to this Section 8.11, the Equityholders shall pay to the appropriate Tax Indemnitees, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim within five Business Days after such Final Determination. In the case of any Tax Claim that is defended or prosecuted to a Final Determination by the Company pursuant to the terms of this Section 8.11, the Equityholders shall pay to the appropriate Tax Indemnitee, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim, together with any Associated Costs that have not theretofore been paid by the Equityholders to the Company, within five Business Days after such Final Determination. In the case of any Tax Claim not covered by the two preceding sentences, the Equityholders shall pay to the Company, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim (calculated after taking into account any actual reduction in the current liability for Taxes of such Tax Indemnitee for Tax arising out of or resulting from such payment or such Tax Claim), together with any Associated Costs that have not theretofore been paid by the Equityholders to the Company, at least five Business Days before the date payment of such Tax is due from any Tax Indemnitee.

         8.13. Tax Contests Relating to H-10 Tax Claims.

                  8.13.1. If any Taxing Authority or other Person asserts an H-10 Tax Claim, then the Party first receiving notice of such H-10 Tax Claim shall promptly provide written notice thereof to the other Parties hereto. Such notice shall specify in reasonable detail the basis for such H-10 Tax Claim and shall include a copy of all relevant correspondence or other material received from the Taxing Authority or other Person.

                  8.13.2. If, within 30 calendar days after either of the Equityholders receives or delivers, as the case may be, notice of an H-10 Tax Claim, the Company provides to the Equityholders an H-10 Election Notice, then subject to the provisions of this Section 8.12, the Company shall defend or prosecute, at its sole cost, expense and risk, such H-10 Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Company to a Final Determination; provided, that the Company shall not, without the prior written consent of the Equityholders, enter into any compromise or settlement of such H-10 Tax Claim that would result in any Tax detriment to the Equityholders in excess of such H-10 Tax Claim. The Equityholders shall provide or cause to be provided to the Company any information reasonably requested by the Company relating to such H-10 Tax Claim, and shall otherwise cooperate with the Company and its representatives in good faith in order to contest effectively such H-10 Tax Claim. The Company shall inform the Equityholders of all developments and events relating to such H-10 Tax Claim (including, without limitation, providing to the Equityholders copies of all written materials relating to such H-10 Tax Claim) and the Equityholders and their authorized representatives shall be entitled, at the expense of the Company, to attend, but not to participate in or control, all conferences, meetings and proceedings relating to such H-10 Tax Claim.

                  8.13.3. If, with respect to any H-10 Tax Claim, the Company fails to deliver an H-10 Election Notice to the Equityholders within the period provided in Section 8.12.2 or, after delivery of such H-10 Election Notice to the Equityholders, the Company fails diligently to defend or prosecute such H-10 Tax Claim to a Final Determination, then the Equityholders shall at any time thereafter have the right (but not the obligation) to defend or prosecute, at the sole cost, expense and risk of the Company, such H-10 Tax Claim. The Equityholders shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by the Equityholders, the Company shall cooperate in good faith with the Equityholders and its authorized representatives in order to contest effectively such H-10 Tax Claim. The Company may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any H-10 Tax Claim controlled by the Equityholders pursuant to this Section 8.12.3, and shall bear its own costs and expenses with respect thereto. In the case of any H-10 Tax Claim that is defended or prosecuted by the Equityholders pursuant to this Section 8.12.3, the Equityholders shall, from time to time, be entitled to receive current payments from the Company with respect to costs and expenses incurred by the Equityholders in connection with such defense or prosecution, including, without limitation, reasonable attorneys', accountants' and experts' fees and disbursements, settlement costs, court costs and any other costs or expenses for investigating, defending or prosecuting such Tax Claim, and any Taxes imposed on the Equityholders as a result of receiving a payment from the Company pursuant to this Section 8.12 using a gross-up rate of 126.582% (collectively, "H-10 Costs"). The Basket described in Section 7.1.5 shall not apply to the payments under in this Section 8.12.

                  8.13.4. In the case of any H-10 Tax Claim that is defended or prosecuted to a Final Determination pursuant to this Section 8.12, the Company shall pay to the Equityholders, in immediately available funds, the full amount of any H-10 Costs and any Tax arising or resulting from such H-10 Tax Claim within five Business Days after such Final Determination. In the case of any H-10 Tax Claim not covered by the preceding sentence, the Company shall pay to the Equityholders, in immediately available funds, the full amount of any Tax arising or resulting from such H-10 Tax Claim (plus a gross up at a rate of 126.582% for Tax arising out of or resulting from such payment), together with any H-10 Costs that have not theretofore been paid by the Company to the Equityholders, at least five Business Days before the date payment of such Tax is due from the Equityholders, provided that notice of the date of payment has been provided to the Company at least five Business Days prior to such date.

         8.14. Conflict. In the event of a conflict between the provisions of this Article 8 and any other provision of this Agreement, the provisions of this
Article 8 shall control.

                                    ARTICLE 9

9. DEFINITIONS

         9.1. Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

         "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

         "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly owning, owned by, controlling, controlled by or under common control with, that Person, (b) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

         "Agreement" means this Purchase Agreement, the Exhibits and the Disclosure Schedule and the certificates delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

         "Allocation Schedule" has the meaning ascribed to it in Section 8.4.

         "Assets" of any Person means all assets and properties of every kind, nature, character and description, including goodwill and other tangibles, operated, owned or leased by such Person, including cash and cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, real estate, equipment, inventory, goods and intellectual property.

         "Associated Costs" has the meaning ascribed to it in Section 8.12.3.

         "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Company or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

         "Books and Records" means all files, documents, instruments, papers, books and records relating to the Company, including financial statements, Tax Returns and related work papers and letters from accountants, attorneys, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, legal files, retrieval programs, operating data and plans and environmental studies and plans.

         "Claim Notice" means written notification pursuant to Section 7.2.1 of a Third Party Claim as to which indemnity under Section 7.1 is sought by an Indemnified Party.

         "Closing" and "Closing Date" have the meaning ascribed to them in
Section 1.2.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Common Shares" has the meaning ascribed to it on the first page of this Agreement.

         "Company" has the meaning ascribed to it in the first recital of this Agreement (and shall include all predecessors and subsidiaries of the Company).

         "Contract" means any written or oral agreement, lease, guaranty, evidence of indebtedness, mortgage, indenture, security agreement or other contract of any nature whatsoever.

         "Disclosure Schedule" means the schedules delivered to Purchaser by or on behalf of the Company and the Equityholders, and the schedules delivered by or on behalf of Purchaser, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

         "Dispute Period" means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

         "Election Notice" means a written notice provided by the Equityholders in respect of a Tax Claim to the effect that (i) the Equityholders acknowledge their indemnity obligation under this Agreement with respect to such Tax Claim and (ii) the Equityholders elect to contest, and to control the defense or prosecution of, such Tax Claim at their sole risk and sole cost and expense.

         "Environment" means all air, surface water, groundwater, drinking water supply, stream sediments, or land, including soil, land surface or subsurface strata, all fish, wildlife, biota and all other environmental medium or natural resources.

         "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to (i) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for clean-up costs or corrective action, including any investigation, clean-up, removal, containment, or other remediation or response actions required by Environmental Law or Occupational Safety and Health Law (whether or not such clean-up has been required or requested by any governmental body or any other Person) and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (CERCLA).

         "Environmental Law" means all federal, state, local and foreign environmental, health and safety laws, common law orders, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

         "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consent or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

         "Equityholders" has the meaning ascribed to it in the first paragraph of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Facilities" means any real property, leaseholds, or other interests currently or formerly owned, managed, leased or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned, managed, leased or operated by the Company.

         "Final Determination" means (i) a decision, judgment, decree or other Order by any court of competent jurisdiction, which decision, judgment, decree or other Order has become final after all allowable appeals by either Party to the action have been exhausted or the time for filing such appeals has expired,

(ii) a closing agreement entered into under ss.7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting suit with respect to a claimed deficiency or (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

         "Financial Statements" has the meaning ascribed to it in Section 2.8.

         "GAAP" means generally accepted accounting principles of the United States, consistently applied.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "Hazardous Material" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);
(ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

         "H-10 Election Notice" means a written notice provided by the Company in respect of an H-10 Tax Claim to the effect that (i) the Company acknowledge its indemnity obligation under this Agreement with respect to such H-10 Tax Claim and (ii) the Company elects to contest, and to control the defense or prosecution of, such Tax Claim at its sole risk and sole cost and expense.

         "H-10 Tax Claim" means any increase in Taxes payable by the Equityholders or the Company or both as a result of the 338(h)(10) Election described in Section 8.3 over the Taxes that otherwise would be payable by the Equityholders and the Company absent the 338(h)(10) Election.

         "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases, (v) long term debt and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

         "Indemnified Party" means any Person claiming indemnification under any provision of Article 7.

         "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article 7.

         "Indemnity Notice" means written notification pursuant to Section 7.2.3 of a claim for indemnity under Article 7 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Leased Real Property" has the meaning ascribed to it in Section 2.15.

         "Liabilities" means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due).

         "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Loss" means any and all damages, fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, such as reasonable fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims, Tax Claims or H-10 Claims, or (ii) asserting or disputing any rights under this Agreement against any Party hereto or otherwise).

         "Material Adverse Change" or "Material Adverse Effect" means any change or effect materially adverse to the business, financial condition or results of operations of the Company taken as a whole.

         "Merger Consideration" has the meaning ascribed to it in Section 1.6.2.

         "New Shares" shall have the meaning ascribed in Section 1.6.3.

         "Notes" shall mean collectively the Initial Note, the Secured Note and the Unsecured Note.

         "Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person, or (ii) receive any benefits or rights similar to those enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including without limitation, any rights to participate in the equity, income or election of directors or officers of such Person.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Owned Real Property" has the meaning ascribed to it in Section 2.15.

         "Parent" has the meaning ascribed to it in the first paragraph of this Agreement.

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Plan" means any bonus, compensation, pension, profit sharing, retirement, stock purchase or cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Post-Closing Period" means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

         "Pre-Closing Period" means any taxable period or portion thereof that is not a Post-Closing Period.

         "Purchaser" has the meaning ascribed to it in the first paragraph of this Agreement.

         "Real Property" has the meaning ascribed to it in Section 2.15.

         "Real Property Leases" has the meaning ascribed to it in Section 2.15.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Subsidiary" means any Person in which another Person, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof. Unless the context otherwise requires a different interpretation, references to a "Subsidiary" mean a Subsidiary of the Company.

         "Surviving Corporation" has the meaning ascribed to it in Section 1.1.

         "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

         "Tax Claim" means any written claim (other than an H-10 Tax Claim) with respect to Taxes attributable to a Pre-Closing Period made by any Taxing Authority or any Person that, if pursued successfully, could serve as the basis for a claim for indemnification, under this Agreement, of Purchaser, the Parent, the Company and other Indemnified Parties specified in Section 7.1 of this Agreement or in Article 8 of this Agreement.

         "Tax Indemnitee" means the Company, the Purchaser, the Parent, and their respective stockholders, officers, directors, employees, agents and Affiliates of each of them (other than the Equityholders, except in the case of an H-10 Tax Claim).

         "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

         "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

         "Third Party Claim" has the meaning ascribed to it in Section 7.2.

         9.2. Interpretation of Agreement.

                  9.2.1. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the word "including" does not imply any limitation to the item or matter mentioned; and (vi) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person or any similar phrase, means (i) with respect to the Equityholders, the actual knowledge of Patton and/or Ruggiano, and (ii) with respect to the Company, the actual knowledge of Patton and/or Ruggiano and/or James T. Delizzio, the Vice President-Finance of the Company.

                                   ARTICLE 10

10. MISCELLANEOUS

         10.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or mailed by prepaid first class certified mail, return receipt requested, or sent by prepaid courier, to the Parties at the following addresses:

If to Purchaser, to:                 If to the Equityholders or the Company, to:

ISG Resources, Inc.                  Richard W. Patton and Louis M. Ruggiano
10653 S. Riverfront Parkway,         c/o VFL Technology Corporation
Suite 300                            16 Hagerty Blvd.
South Jordan, UT 84095               West Chester, Pennsylvania 19382
Attn.:Sr. Vice President and
      General Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt and (iii) if delivered by courier or other recognized national overnight delivery service to the address as provided for in this Section, be deemed given on the earlier of the second Business Day following the date sent by such courier or upon receipt. Any Party may, from time to time, change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

         10.2. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.

         10.3. Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Articles 7 and 8), each Party will pay its own costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby; provided, the Equityholders will pay all expenses relating hereto of the Company in excess of $100,000 incurred in respect of the period prior to the Closing.

         10.4. Confidentiality. Purchaser and the Equityholders will hold in strict confidence from any Person (other than its Affiliates or representatives) all documents and information concerning the other Parties hereto or any of its Affiliates furnished to it by or on behalf of another Party in connection with this Agreement or the transactions contemplated hereby, except to the extent the disclosing Party can demonstrate that such documents or information was (a) previously known by the Party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. Such covenant of confidentiality will remain in effect unless a Party is compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law. Need to discuss.

         10.5. Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the Purchaser or the Equityholders shall execute and deliver to the other Party such other documents and instruments, provide such materials and information and take such other actions as the other Party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the Purchaser or the Equityholders to fulfill their obligations under this Agreement.

         10.6. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         10.7. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Parties.

         10.8. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 7.

         10.9. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Parties and any attempt to do so will be void, except that Purchaser shall have the right to assign this Agreement to any Affiliate, without the consent of the Equityholders. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

         10.10. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         10.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         10.12. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Pennsylvania. The Parties agree that the state and federal courts in Pennsylvania shall have exclusive personal jurisdiction over the Parties and the subject matter of any dispute arising under or in connection with this Agreement that the Parties are unable to resolve, and each Party further waives the right to assert any claim of forum non conveniens.

         10.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth on the first page hereof.

ISG Liberty, Inc.                             VFL Technology Corporation


By:   /s/ Steven G. Stewart                   By:  /s/ Richard W. Patton
   ------------------------------------          -------------------------------
    Steven G. Stewart, Chief Financial           Richard W. Patton, President
    Officer


Headwaters Incorporated


By:   /s/ Steven G. Stewart                       /s/ Richard W. Patton
   ------------------------------------          -------------------------------
   Steven G. Stewart, Chief Financial            Richard W. Patton
   Officer


                                                   /s/ Louis M. Ruggian
                                                 -------------------------------
                                                  Louis M. Ruggian

                                                                               3
Summary of omitted schedules:


Schedule 2.1      Foreign Qualifications
Schedule 2.4      Lines of Business, Directors and Officers, Joint Ventures,
                    etc.
Schedule 2.5      Conflicts/defaults, etc.
Schedule 2.6      Government Approvals
Schedule 2.9      Post-12-31-02 Matters
Schedule 2.10     Undisclosed Liabilities
Schedule 2.11     Taxes
Schedule 2.12     Current Legal Proceedings
Schedule 2.12.2   Legal Proceedings Since 1-1-01
Schedule 2.13     Compliance with Laws
Schedule 2.14.1   Employee Benefit Plans
Schedule 2.14.2   Multi-employer Plans
Schedule 2.14.5   Plans for Former Employees
Schedule 2.14.9   Accumulated Funding Deficiencies
Schedule 2.15.1   Owned Real Property
Schedule 2.15.2   Liens on Owned Real Property
Schedule 2.15.3   Defaults on Real Property Leases
Schedule 2.15.5   Condition of Owned Real Property
Schedule 2.16     Leased Equipment, Liens on Financed Equipment
Schedule 2.17     Intellectual Property, Exceptions to Use, Licensed
                    Intellectual Property
Schedule 2.18     Contracts-Change in Control Provisions, Defaults, Material
                    Adverse Contracts
Schedule 2.19     Licenses
Schedule 2.20     Insurance Policies and Claims Since 1-1-2000
Schedule 2.21     Affiliate Transactions
Schedule 2.22     Union Contracts, Organizing Activities, Workers' Compensation
                    Claims History
Schedule 2.23     Environmental Law Violations
Schedule 2.24.1   Ten Largest Customers for 2003, Ten Largest Suppliers for
                    2003, Insolvent Customers
Schedule 2.25     Accounts Receivable-Exceptions
Schedule 2.28     Bank Accounts and Signatories
Schedule 4.4      Releases